EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company for the registration of 350,000 shares of common stock of our reports (a) dated February 5, 2004, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and (b) dated June 20, 2003, with respect to the financial statements and schedule of The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Canton, Ohio
March 2, 2004